UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 26, 2023

CANOO INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-38824 (Commission file number)	82-1476189 (I.R.S. employer identification number)

19951 Mariner Avenue, Torrance, California 90503
(Address of principal executive offices) (Zip Code)

(424) 271-2144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	GOEV	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	GOEVW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2023, Canoo Inc. (the “Company”) announced that Ken Manget has been appointed as the Company’s Chief Financial Officer, effective immediately. Mr. Manget succeeds interim Chief Financial Officer Ramesh Murthy, who will be resuming his role as Senior Vice President, Finance and Chief Accounting Officer.

Prior to his appointment as Chief Financial Officer of the Company, Mr. Manget, age 61, served as Chief Financial Officer of Northern Genesis Acquisition Corp. III (NYSE: NGC) from March 2021 to January 2023, as Chief Financial Officer of Northern Genesis Acquisition Corp. II from October 2020 to November 2021, and as Chief Financial Officer of Northern Genesis Acquisition Corp. from June 2020 to December 2020. Mr. Manget also served as a consultant to AFV Partners LLC, an affiliate of the Company, from June 2020 to January 2023. From 2014 to 2019, Mr. Manget served as Global Head, Relationship Investing at the Ontario Teachers’ Pension Plan.

Mr. Manget currently serves on the board of directors of Organigram Holdings Inc. (NASDAQ: OIG), where he is a member of the audit, compensation and investment committees, and previously served on the board of directors of Northern Genesis Acquisition Corp. from June 2020 to December 2020. Mr. Manget holds a Mechanical Engineering degree from the University of Toronto, an M.B.A. from Harvard Business School, and an ICD.D designation granted by the Institute of Corporate Directors at the University of Toronto.

In connection with his appointment as Chief Financial Officer of the Company, Mr. Manget entered into an offer of employment letter, dated as of January 26, 2023 (the “Offer Letter”), with the Company. Pursuant to the Offer Letter, Mr. Manget will be entitled to receive (a) an annual base salary of $490,000, (b) an annual target bonus opportunity of 100% of base salary, subject to a maximum bonus opportunity of 200% of base salary, (c) a relocation allowance of $150,000, which amount must be repaid by Mr. Manget in the event his employment with the Company or its subsidiaries terminates prior to the first anniversary of the date he relocates to the Dallas-Fort Worth metropolitan area in Texas, and (d) a time-based restricted stock unit award (the “RSU Award”) equal to 1,500,000 shares of the Company’s common stock on the applicable grant date, which award will vest based on the Company’s standard time-vesting schedule. In the event of Mr. Manget’s termination by the Company or its subsidiaries without “cause”, he will be entitled to receive 12 months of (i) base salary, (ii) continued vesting of the RSU Award, and (iii) continued healthcare benefits. The Company and Mr. Manget anticipate entering into an employment agreement that will supersede the Offer Letter and cover the terms of his employment in greater detail.

The foregoing description of the Offer Letter does not purport to be complete, including with respect to the parties’ rights and obligations thereunder, and is qualified in its entirety by reference to the full text and terms of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company is not aware of any related transactions or relationships between Mr. Manget and the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Manget does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no arrangements or understandings between Mr. Manget and any other person pursuant to which Mr. Manget was selected as an officer of the Company.

Item 7.01.	Regulation FD.

On January 26, 2023, the Company issued a press release announcing recent changes to the Company’s executive management team, including those disclosed above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

In connection with the filing of the Certificate of Amendment to the Company's Second Amended and Restated Articles of Incorporation on January 25, 2023, the Company is attaching to this Current Report on Form 8-K as Exhibit 5.1 the opinion of Kirkland & Ellis LLP relating to the validity of the shares to be offered pursuant to the Company's prospectus supplements dated November 23, 2022 and January 20, 2023.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Kirkland & Ellis LLP
10.1	Offer Letter dated as of January 26, 2023, by and between Canoo Inc. and Ken Manget
99.1	Press Release dated January 26, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2023	CANOO INC.

	By:	/s/ Hector Ruiz
	Name:	Hector Ruiz
	Title:	General Counsel and Corporate Secretary